Exhibit 10.42

INTERCOMPANY MASTER LEASE AGREEMENT

between

QGC Landholdings, LLC,

an Ohio limited liability company

Landlord

and

Quality Gold, Inc.,

an Ohio corporation

Tenant

Effective Date:

April 1, 2022

i

ii

INTERCOMPANY MASTER LEASE AGREEMENT

BASIC LEASE INFORMATION

Date of Lease:	April 1, 2022

Commencement Date:	April 1, 2022

Location and Square Feet:	500 Quality Blvd., Fairfield, Ohio 45014 (119,800 square feet)
530 Quality Blvd., Fairfield, Ohio 45014 (38,000 square feet)

Landlord:	QGC Landholdings, LLC, an Ohio limited liability company

Tenant:	Quality Gold, Inc., an Ohio corporation

Landlord’s Notice Address:	530 Quality Blvd., Fairfield, Ohio 45014

Tenant’s Notice Address:	530 Quality Blvd., Fairfield, Ohio 45014

Initial Term:	Five (5) Years

Initial Termination Date:	March 31, 2027

Extension Options:	One (1) Three (3)-Year Extensions

Rent:

		Initial Term
Years	Months	Monthly Rent Amount	Annual Rent Amount
1	April 1, 2022 – March 31, 2023	$89,900.00	$1,078,800.00
2	April 1, 2023 – March 31, 2024	$92,300.00	$1,107,600.00
3	April 1, 2024 – March 31, 2025	$94,800.00	$1,137,600.00
4	April 1, 2025 – March 31, 2026	$97,400.00	$1,168,800.00
5	April 1, 2026 – March 31, 2027	$100,000.00	$1,200,000.00

		Extension Options
Years	Months	Monthly Rent Amount	Annual Rent Amount
6	April 1, 2027 – March 31, 2028	$102,700	$1,232,400
7	April 1, 2028 – March 31, 2029	$105,500	$1,266,000
8	April 1, 2029 – March 31, 2030	$108,300	$1,299,600

DEFINITIONS

Unless the context otherwise requires, capitalized terms used in this Lease shall have the meanings specified as follows:

“Approved Assignee” shall have the meaning specified in Article XIV.

“Appurtenant Interests” shall mean, collectively, all of Landlord’s rights, benefits, and easements under the Operative Documents and under the other Existing Encumbrances.

“Building” shall mean, collectively, the buildings, structures, facilities and improvements now or hereafter located on the Real Property.

“Default Rate” shall mean that per annum rate of interest equal to one percent (1%) in excess of the Prime Rate.

“Demised Premises” shall mean, collectively, the leased space in each Building located on the Real Property and the Fixtures, to the extent Landlord owns a fee title thereto or any other possessory interest therein, as depicted in the drawing on Exhibit A, together with rights to the parking and common areas on the Real Property.

“Demised Property” shall mean, individually, the leased space in each Building located on the Real Property and the Fixtures, to the extent Landlord owns a fee title thereto or any other possessory interest therein together with rights to the parking and common areas on the Real Property.

“Deposit” shall have the meaning specified in Section 11.2.

“Existing Encumbrances” shall mean the Operative Documents existing on the Commencement Date and any and all other existing leases, encumbrances, conditions, covenants, easements, restrictions and rights-of-way, recorded or otherwise, and other existing matters affecting title to or benefiting the Demised Premises, such existing matters as may be disclosed by inspection or survey, and such matters, if any, hereafter agreed or consented to by Tenant pursuant to Section 7.3.

“Fixtures” shall mean all fixtures of every kind and nature whatsoever, currently owned or hereafter acquired by Landlord, and all appurtenances and additions thereto and substitutions or replacements thereof, now or hereafter attached to, or intended to be attached to, the Real Property and/or the Building or placed on any part thereof, including, by way of example and not limitation, all walls, fences, plumbing, ventilating, air conditioning and air-cooling apparatus, refrigerating, incinerating, and escalator and elevator equipment and systems, sprinkler systems and other fire prevention and extinguishing apparatus, and pipes, pumps, tanks and conduits.

“Full Insurable Value” shall mean the actual replacement cost of the item(s) in question, excluding any and all foundation and excavation costs.

“Impositions” shall have the meaning specified in Section 3.1.

“Initial Term” shall mean the term of this Lease commencing on the Commencement Date and ending on the earlier of (i) the Initial Termination Date or (ii) such earlier date on which this Lease shall terminated as provided herein or as agreed to by the parties.

“Lease” shall mean this Intercompany Master Lease Agreement, together with any and all renewals, extensions, modifications or amendments hereto.

“Lease Term” shall mean the Initial Term plus any Extension Option(s) described in the Basic Lease Information which are exercised by Tenant, and any and all other renewals or extensions of the term of this Lease.

“Monthly Rent Amount” shall have the meaning specified in Section 1.4.

“Operative Documents” shall mean, collectively, all agreements containing covenants or restrictions regarding the use, operation or maintenance of all or part of the Building or Real Property or providing access, utility or other easements affecting or benefiting the Building or Real Property, including reciprocal easement agreements, common area maintenance agreements, supplemental agreements, joint improvement agreements, allocable share agreements, operating agreements, mortgages, security agreements, leases, subleases, license agreements and other agreements that relate to the use or occupancy of the Real Property, recorded and unrecorded, however denominated, all existing amendments, modifications and supplements thereto, and any and all renewals, extensions, modifications or amendments thereto, if any, consented to by Tenant pursuant to Section 2.2.

“Permitted Uses” shall mean any lawful use not prohibited by the Operative Documents.

“Prime Rate” shall mean the prime commercial lending rate for secured loans announced or established at the time in question by Bank of America, N.A., or the successor to Bank of America, N.A.

“Proceeding” shall have the meaning specified in Section 10.1.

“Real Property” shall mean the real property located at 500 Quality Blvd., Fairfield, Ohio 45014 and 530 Quality Blvd., Fairfield, Ohio 45014, which is legally described on Exhibit B.

“Work” shall have the meaning specified in Section 11.1.

ARTICLE I. TERM, RENT, & USE

Section 1.1. Lease of the Demised Premises. In consideration of the obligation of Tenant to pay rent hereunder and of the other terms and conditions in this Lease and subject to the Existing Encumbrances, Landlord hereby leases the Demised Premises to Tenant and Tenant hereby leases the Demised Premises from Landlord for the Lease Term, all upon the terms and conditions in this Lease. This Lease constitutes a single and indivisible lease of the Demised Premises and is not an aggregation of leases for each separate Demised Property. Neither Landlord nor Tenant would have entered into this Lease except as a single and indivisible lease.

Section 1.2. Operative Documents. In addition, and for the duration of the Lease Term, Tenant shall enjoy all of Landlord’s Appurtenant Interests under the Operative Documents and under the other Existing Encumbrances. Landlord, however, reserves and shall retain all privity (if any) with the parties to the Operative Documents and other Existing Encumbrances and, as between Landlord and Tenant, shall be the sole proper party to enter into any agreement modifying or terminating an Operative Document or Existing Encumbrance, or to enter into any agreement binding upon the Demised Premises.

Section 1.3. Tenant’s Extension Options. This Lease may be extended by Tenant for the period(s) specified in the Basic Lease Information Section by giving Landlord not less than twelve (12) months written notice of each such extension elected by Tenant, which extension(s) shall be on all of the same terms and conditions of this Lease, except that the Monthly Rent Amount shall be the amount set forth in the Basic Lease Information Section. Unless the context otherwise requires, the word “Lease Term” as used herein shall mean the Initial Term, as extended in accordance with this Section 1.3, unless this Lease shall terminate as hereinafter provided, in which event the word “Lease Term” shall mean the period commencing on the Commencement Date and ending on the date as of which this Lease is terminated.

Section 1.4. Rent. On the Commencement Date and on the first day of each subsequent calendar month during the Lease Term, Tenant shall pay to Landlord as rent the amount set forth in the Basic Lease Information Section (“Monthly Rent Amount”); provided that, if this Lease terminates on a date other than the last day of a month, the Monthly Rent Amount due on the first day of the calendar month in which this Lease is to terminate shall be the prorated portion of the Monthly Rent Amount for the period from such first day of the calendar month to the date during such month that this Lease is to terminate.

Section 1.5. Use. Tenant agrees that it will use and occupy the Demised Premises only for the Permitted Uses. Tenant covenants that it will not use or permit to be used any part of the Demised Premises for any dangerous or noxious trade or business. Tenant further covenants that it will give Landlord prior written notice of the use, storage, transportation, discharge or disposal of any toxic or hazardous waste or substance at the Demised Premises if such use, storage, transportation, discharge or disposal will not be in compliance with applicable laws and regulations.

ARTICLE II. RENT & OPERATIVE DOCUMENTS

Section 2.1. Covenant to Pay Rent. Tenant covenants to pay, without notice or demand whatsoever except as otherwise specifically provided, the Monthly Rent Amounts and all other sums which under any provision of this Lease may become due hereunder, at the times and in the manner provided for in this Lease. Landlord shall have all the same rights, powers and remedies with respect to the non-payment of any Monthly Rent Amount and/or the non-payment of such other sums as are provided herein or by law in the case of nonpayment of rent under a real property lease.

Section 2.2. Covenant to Perform Operative Documents. Except as provided to the contrary elsewhere in this Lease, Tenant agrees, during the Lease Term, to keep and perform all terms, covenants and conditions of the Operative Documents therein required to be kept or performed by either Landlord or any other party occupying the Demised Premises. The Operative Documents shall not be renewed, modified, extended or amended without Tenant’s prior written consent, not to be unreasonably withheld. Landlord will not during the Lease Term exercise any right or power contained in the Operative Documents without the prior approval of Tenant. Landlord will exercise any right or power contained in the Operative Documents during the Lease Term if so requested by Tenant. Landlord shall provide to Tenant copies of all notices and other matters received by Landlord which pertain to the Operative Documents. Tenant’s agreements and undertakings under this Lease in respect of the Operative Documents and/or the Appurtenant Interests are intended solely for the benefit of Landlord. Each party agrees that no third party shall have any right to enforce or to benefit from such agreements and undertakings, and that Landlord may not assign any of its rights or claims with respect to such agreements or undertakings without the without Tenant’s express prior written consent, not to be unreasonably withheld.

ARTICLE III. TAXES, ASSESSMENTS & OTHER CHARGES

Section 3.1. Impositions. Landlord covenants and agrees to pay all real estate taxes, special assessments, water and sewer charges, and other governmental charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind and nature whatsoever, relating to any part of a Demised Property, which have been or shall become payable with respect to any portion of the Lease Term (all of which taxes, assessments and charges are hereinafter referred to as “Impositions”) except to the extent a party other than Landlord is obligated to pay any Impositions pursuant to the Operative Documents.

Section 3.2. Taxes of Landlord. Nothing contained in this Lease shall require Tenant to pay any franchise, inheritance, succession or capital levy tax of Landlord, or any income, excess profits or revenue tax upon the amounts paid by Tenant to Landlord under this Lease unless any of the same is in lieu of Impositions, in which event Tenant shall pay such income-type taxes.

Section 3.3. Receipts for Imposition. Landlord and Tenant covenant to furnish to each other, within thirty (30) days after the date when each Imposition is paid, a receipt by the official designated by law to issue the same, or other proof satisfactory to the other party, in its reasonable discretion, evidencing the payment thereof.

ARTICLE IV. INSURANCE

Section 4.1. Casualty Insurance. Tenant will keep the Demised Premises insured in the name of Landlord, Landlord’s lender (if any), and Tenant under valid and enforceable policies issued by insurers of recognized responsibility and acceptable to Landlord in its reasonable discretion against loss or damage by fire and extended coverage risks for the Full Insurable Value thereof and with a deductible of not more than the deductible amount usually carried by Tenant, from time to time, for properties similar to the Demised Premises. Tenant will also keep the Demised Premises insured against all other risks usually insured against, and in the amounts usually carried by Tenant, from time to time, for properties similar to the Demised Premises.

Section 4.2. Commercial General Liability Insurance; Workers’ Compensation. Tenant will maintain general public liability insurance under valid and enforceable policies, with insurers of recognized responsibility and acceptable to Landlord in its reasonable discretion, covering claims against Landlord or Tenant for bodily injury or death or property damage occurring in or on or about the Demised Premises or any part thereof or occurring as a result of Tenant’s maintenance or operation of any automobiles, trucks or other vehicles or facilities in connection with Tenant’s maintenance or operation of the Demised Premises in at least such amounts, and with such limits, as is carried by Tenant, from time to time, for properties similar to the Demised Premises. Tenant will also maintain all such workers’ compensation or similar insurance in respect of any operation, maintenance, protection, repair, alteration, enlargement or reconstruction by it of the Demised Premises or any part thereof as may be required by law or hereunder.

Section 4.3. Other Insurance; Terms. Prior to the commencement of and during the construction of any permitted construction, restoration, renovation or alteration to the Demised Premises, Tenant shall maintain builders’ risk insurance on a completed value form insuring against “all risks” or an equivalent form in accordance with the reasonable requirements of Landlord. All of the insurance specified herein shall be subject to such premium payment terms as are usually agreed to by Tenant, from time to time, for properties similar to the Demised Premises. Any such issuance may be provided by Tenant under blanket insurance policies which cover properties in addition to the Demised Premises. All insurance proceeds for losses, other than under public liability and workers’ compensation insurance policies, shall be payable to Landlord; such funds shall be held by Landlord in a segregated account in trust for Tenant, and distributed by Landlord to Tenant in accordance with the provisions of Article XI. All public liability insurance policies shall name Landlord, Landlord’s lender (if any), and Tenant as insured parties. Each insurance policy or certificate therefor shall provide that neither Landlord nor any other person shall be a co-insurer under such policy or certificate and shall, to the extent obtainable without payment of additional money, contain an agreement by the insurer (a) that such policy shall not be modified or cancelled or not renewed without at least three (3) days’ prior written notice to Landlord, as may be practical, (b) that any losses shall be paid notwithstanding any act or neglect of Tenant or Landlord and (c) that either (i) the insurer waives all rights of subrogation or (ii) the insurance shall not be invalidated if Tenant waives in writing prior to a loss any or all right of recovery against any party for loss occurring to the Demised Premises. If any portion of the fire or other risks insured pursuant to this Article IV are reinsured, the policies shall contain an agreement by the reinsurer to provide Landlord at least three (3) days’ notice of cancellation or material change, provided that each can be obtained from the insurers without payment of additional money. Upon the execution of this Lease, and thereafter within fifteen (15) days after the expiration dates of the expiring policies theretofore delivered pursuant to this Article IV, Tenant shall deliver to Landlord certificates issued by the insurers for the insurance specified in this Article IV.

Section 4.4. Blanket Insurance Policies. Notwithstanding the foregoing provisions of this Article IV, Landlord may elect, with the prior written consent of Tenant, to maintain any or all of the above insurance, under blanket insurance policies or otherwise, at the expense of Tenant. The cost of such insurance, or the amount allocable to the Demised Premises if under blanket insurance policies, shall be payable by Tenant within thirty (30) days after written demand therefor by Landlord and any amount not so paid shall bear interest at the Default Rate from the expiration of said thirty (30)-day period until paid.

ARTICLE V. LANDLORD’S RIGHT TO PERFORM TENANT’S COVENANTS

Tenant covenants and agrees that if Tenant shall at any time fail to make any payment or perform any other act on its part to be made or performed under this Lease, and such failure continues uncured beyond any applicable notice and/or cure period, then at any time thereafter while such failure continues Landlord may, but shall not be obligated to, and without further notice or demand and without waiving or releasing Tenant from any obligation of Tenant under this Lease, make such payment or perform such other acts to the extent Landlord reasonably may deem desirable, and in connection therewith to pay reasonable expenses and employ counsel. All reasonable sums so paid by Landlord and all reasonable expenses in connection therewith, together with interest thereon at the Default Rate from the date of such payment, shall be payable to Landlord on demand.

ARTICLE VI. MAINTENANCE & SURRENDER

Section 6.1. Repairs and Maintenance of Demised Premises. Tenant covenants, at Tenant’s sole cost and expense, to take good care of the Demised Premises and the sidewalks, curbs, if any, adjoining the Demised Premises and to keep the same in good order and condition, and to make promptly all necessary repairs, interior and exterior, structural and nonstructural, ordinary as well as extraordinary, foreseen as well as unforeseen, and equal in quality and class to the original work, except for ordinary wear and tear (taking into account, by way of example and not limitation, the condition of the Demised Premises as of the date hereof and Tenant’s intended use of the Demised Premises), loss or damage by fire or other casualty not required to be repaired by Tenant, and condemnation. When used in this Section 6.1, the term “repairs” shall include alterations, replacements, renewals and additions. The work of such repairs shall be done pursuant to the provisions of Section 11.1. Tenant covenants to keep the Demised Premises and sidewalks adjacent to the Demised Premises in a clean and orderly condition and free of dirt, rubbish, snow and ice.

Section 6.2. Surrender of Building and Fixtures. Tenant covenants that upon the expiration of the Lease Term, Tenant will surrender to Landlord the Demised Premises and the Fixtures, equal in order, condition and repair as when Tenant took possession of the Demised Premises, except for ordinary wear and tear (taking into account, by way of example and not limitation, the duration of the Lease Term, the condition of the Demised Premises as of the date hereof and Tenant’s intended use of the Demised Premises), loss or damage by fire or other casualty not required to be repaired by Tenant, and condemnation. As used in this Section 6.2, the term “Fixtures” shall not include, to the extent owned by Tenant or leased by Tenant from third parties: movable trade fixtures, furniture and furnishings, machinery and other items of personal property which are a part of Tenant’s business or operations. All Fixtures and the Building shall be and remain unencumbered unless such encumbrance exists on the Commencement Date.

Section 6.3. Waste. Tenant covenants not to do or suffer any material waste or damage, disfigurement or injury to the Demised Premises or permit or suffer any overloading of the floors of the Building.

ARTICLE VII. COMPLIANCE WITH LAW

Section 7.1. Compliance with Law. Tenant covenants, at Tenant’s sole cost and expense, to comply promptly, and pursuant to the provisions of Section 11.1, with all current and future laws and ordinances and the orders, regulations and requirements of all federal, state and municipal governmental agencies and the requirements of any insurer, foreseen or unforeseen, ordinary as well as extraordinary, and whether or not the same require structural repairs or alterations, which are applicable to the Demised Premises or the sidewalks, curbs, if any, adjoining the Demised Premises, or the use thereof.

Section 7.2. Contests by Tenant. Tenant shall have the right, provided it does so with due diligence, to contest by appropriate legal proceeding, without cost or expense to Landlord, the validity of any law, ordinance, order, regulation or requirement of the nature referred to in Section 7.1, and if compliance therewith may legally be held in abeyance without the imminent incurrence of any lien, charge or liability of any kind against the fee of the Demised Premises or Tenant’s leasehold interest in the Demised Premises, and without subjecting Tenant or Landlord to the imminent and substantial risk of any civil or criminal liability for failure to comply therewith, Tenant may postpone compliance until the final determination of any such proceeding.

Section 7.3. Compliance with Title Restrictions. Landlord will not, without the prior consent of Tenant, create, place, suffer or permit to be created or placed or, through any act or failure to act, acquiesce in the placing of or allow to remain, any lease, encumbrance, condition, covenant, easement, restriction or right-of-way except for the Existing Encumbrances. Tenant covenants, at Tenant’s sole cost and expense, to comply with and abide by all restrictions, conditions, reservations, covenants and other matters to which title to the Demised Premises is subject (including, without limitation operating or reciprocal easement agreements) and which are contained in (i) the Operative Documents, (ii) the other Existing Encumbrances, and (iii) the matters, if any, consented to in writing by Tenant pursuant to the immediately preceding sentence in this Section 7.3, and shall pay to Landlord any and all operating costs and common area maintenance charges arising thereunder and payable by Landlord in respect of the Demised Premises (or the pro rata share applicable to the Demised Premises).

ARTICLE VIII. ALTERATIONS

Subject to the Operative Documents, Tenant shall have the right at any time and from time to time during the Lease Term to make such changes and alterations, structural or otherwise, to the Demised Premises and the Fixtures as Tenant shall deem necessary or desirable in connection with the requirements of Tenant’s business, provided that:

A.                No change or alteration shall weaken permanently the structure of the Demised Premises or any Building nor, when completed, shall be of such a character as to (i) materially adversely affect the value of the Demised Premises or any Building, (ii) materially reduce the cubic size of the Demised Premises or Building, or (iii) materially diminish the general utility of the Demised Premises or Building for the Permitted Uses.

B.                 The work of any such change or alteration shall be performed pursuant to the provisions of Section 11.1.

If Tenant notifies Landlord of Tenant’s desire to make any alterations requiring the approval of any party to any of the Operative Documents, Landlord shall promptly request such approval(s) and make diligent, good faith efforts to obtain such approval(s).

ARTICLE IX. DAMAGE OR DESTRUCTION

Section 9.1. Obligation to Repair. Tenant covenants and agrees that in case of damage to or destruction of a Demised Property, Building or of any Fixtures, by fire or any other cause whatsoever (including any casualty for which insurance coverage was not obtained or obtainable by Tenant), then Tenant, at Tenant’s sole cost and expense, and pursuant to the provisions of Section 11.1, will promptly repair, restore and rebuild the same (a) in accordance with the requirements of the Operative Documents, or (b) if the Operative Documents do not establish requirements applicable to the specific instance of damage or destruction, then as nearly as possible to the condition they were in immediately prior to such damage or destruction (ordinary wear and tear excepted) or with such changes or alterations as may be made in conformity with Article VIII.

Section 9.2. Casualty Insurance Proceeds. Subject to any prior rights of any party or parties under any of the Operative Documents, all insurance money recovered by Landlord on account of such damage or destruction, less the cost, if any, to Landlord of such recovery, shall be paid out from time to time as provided in Article XI.

Section 9.3. Termination by Tenant. If a Demised Property is substantially damaged or destroyed by fire or through any other cause, then (subject to any prior rights of any party or parties under any of the Operative Documents) at the option of Tenant, which shall be exercised by notice in writing to Landlord within sixty (60) days after the occurrence of the damage or destruction, this Lease shall terminate if such termination is not inconsistent with the obligations of Landlord under the Operative Documents, and in the event of such a termination, Tenant need not restore and shall not be entitled to any part of the insurance proceeds payable by reason of such fire or other insured casualty and applicable to a Demised Property, and all such proceeds shall be retained by Landlord.

ARTICLE X. CONDEMNATION

Section 10.1. Condemnation of Entire Demised Property. If, during the Lease Term, as a result of the exercise of the power of eminent domain, condemnation or similar proceeding (hereinafter referred to as a “Proceeding”), an entire Demised Property shall be taken, this Lease and all right, title and interest of Tenant hereunder as to such Demised Property shall cease and come to an end on the date of vesting of title pursuant to such Proceeding if such cessation is not inconsistent with the obligations of Landlord under the Operative Documents, and in the event of such cessation the Monthly Rent Amount shall be apportioned as of the date of such vesting, Landlord shall be entitled to and shall receive the total award made in such Proceeding, and Tenant hereby assigns such award to Landlord. Such award shall be dealt with as between Landlord and Tenant in accordance with the provisions of Section 10.4.

Section 10.2. Partial Condemnation - Demised Property Not Usable. If, during the Lease Term, less than an entire Demised Property shall be taken in any such Proceeding, and Tenant shall determine that the injury, damage or loss suffered from such taking cannot be so repaired, restored or replaced that the remainder of the Demised Property can effectively be used in the business of Tenant, and if termination in such circumstance is not prohibited by the Operative Documents, then this Lease shall, upon vesting of title pursuant to the Proceeding, terminate as to the portion of such Demised Property so taken, and Tenant may terminate this Lease as to the remainder of such Demised Property. Such termination as to the remainder of the Demised Property shall be effected by notice in writing given not more than ninety (90) days after the date of the vesting of title in such Proceeding and shall specify a date not more than ninety (90) days after the giving of such notice as the date for such termination. On the date specified in such notice, this Lease and all right, title and interest of Tenant hereunder as to such Demised Property shall cease and come to an end upon the payment by Tenant to Landlord of cash in an amount equal to the amount of Monthly Rent Amounts, if any, unpaid and accrued to the date of such termination. If this Lease is terminated in full as to a Demised Property as in this Section 10.2 provided, Landlord shall be entitled to and shall receive the total award made in any such Proceeding, and Tenant hereby assigns such award to Landlord, and the same shall be dealt with as between Landlord and Tenant in accordance with the provisions of Section 10.4.

Section 10.3. Partial Condemnation - Remaining Demised Property Usable. If, during the Lease Term, less than the entire Demised Property shall be taken in any such Proceeding and Tenant shall determine that the injury, damage or loss suffered from such taking can be so repaired, restored or replaced that the remainder of the Demised Property can be effectively used in the business of Tenant, or if, in the case of a taking of the character described in Section 10.2, Tenant does not exercise its right to terminate this Lease in full as provided in Section 10.2, this Lease shall, upon the vesting of title in the Proceeding, terminate only as to the part of the Demised Property so taken, and Landlord shall be entitled to and shall receive the total award made in such Proceeding, and Tenant hereby assigns such award to Landlord. In any such case, Tenant covenants and agrees, at Tenant’s sole cost and expense (subject to reimbursement to the extent hereinafter provided), promptly, and pursuant to the provisions of Section 11.1, to restore that portion of the Demised Property not so taken to a complete architectural unit for the Permitted Uses and otherwise in accordance with the requirements, if any, contained in the Operative Documents and applicable to the Demised Property. Landlord agrees to pay to, or at the direction of, Tenant, to reimburse Tenant for expenditures made to restore the remaining portion of the Demised Property so that same shall constitute a complete architectural unit and otherwise in accordance with the requirements, if any, contained in the Operative Documents and applicable to the Demised Property, in the manner provided in Section 11.2, but only to the extent of the amount of any award that may be received by Landlord in any Proceeding. If payment of such award shall not be received by Landlord in time to permit payments when required by Section 11.2, Tenant shall nevertheless perform and fully pay for such Work pursuant to the provisions of Section 11.1 and payment of the amount to which Tenant may be entitled under Section 11.2 (and interest thereon which is payable by the condemning authority) shall thereafter be made by Landlord as and when payment of the award is received by Landlord. If the funds to be applied by Landlord as set forth in this Section 10.3 shall be insufficient to pay the entire cost of such repairs, restorations or replacements, Tenant agrees to pay the deficiency. If less than an entire Demised Property shall be taken in any Proceeding, and this Lease shall not have been terminated under the provisions of Section 10.2, the Monthly Rent Amount shall be reduced in proportion to the extent to which the size of the Demised Property is reduced in consequence of such Proceeding.

Section 10.4. Application of Condemnation Proceeds. If this Lease shall be terminated pursuant to Section 10.1 or Section 10.2, the total award in such Proceeding to which Landlord is entitled and not payable to another party under the Operative Documents, including any amounts assigned to Landlord by Tenant pursuant to Section 10.1 or Section 10.2, less the reasonable expenses incurred by Landlord in connection with such Proceeding, shall be apportioned and paid to the following parties in the following order of priority:

(a)               first, to Tenant, an amount equal to the aggregate of (i) Tenant’s consequential costs and/or losses (including, by way of example and not limitation, relocation and business interruption costs and/or losses), if any, in the case of a taking of the character described in Section 10.2, and (ii) the reasonable expenses incurred by Tenant in connection with such Proceeding; and

(b)               second, to Landlord, the remaining balance, if any.

Section 10.5. Tenant Condemnation Award. To the extent allowed by the Operative Documents and notwithstanding anything in this Article X to the contrary, in any taking of a Demised Property, or any part thereof, whether or not this Lease is terminated as in this Article X provided, Tenant shall have the right to prove in the Proceeding and to receive any award which may be made for damage to or condemnation of or for (a) relocation costs and/or losses for interruption of a business and (b) the following to the extent owned by Tenant or leased by Tenant from third parties: movable trade fixtures, furniture and furnishings, machinery and other items of personal property which are a part of Tenant’s business or operations.

Section 10.6. Other Condemnations. A taking of any facility not included within the Demised Property or a taking which shall result merely in the removal of projecting portions of the Building upon any street, or of a portion of the outer facing of the walls of the Building not requiring the demolition or reconstruction of a main building wall, or a taking of an underground right-of-way for a conduit or other purpose not necessitating the demolition or substantial alteration of any portions of the Building above the street level, shall not be deemed a taking of any part of the Demised Property for the purposes of this Article X, and this Lease shall not be affected by any such taking of the nature referred to in this Section 10.6. Any alteration required because of a taking in the nature referred to in this Section 10.6 shall be done by Tenant at its sole cost and expense and Landlord covenants and agrees to apply the net amount of any award to which Landlord is entitled and is not payable to another party under the Operative Documents, after deduction of all Landlord’s reasonable costs and expenses, that may be made for any such taking of the nature in this Section 10.6 referred to for physical damage, if any, to the Building in the same manner as in Section 10.3 provided.

ARTICLE XI. WORK FOR REPAIRS, ALTERATIONS, RESTORATION

Section 11.1. Work For Repairs, Alterations and Restoration. All work for the making of repairs as required by Section 6.1, for complying with laws, ordinances, orders, regulations or requirements as required by Section 7.1, for making changes or alterations as permitted by Article VIII, and for repairing, restoring or rebuilding as required by Sections 9.1 and 10.3 (the “Work”) shall be done subject to the following conditions:

A.                No Work involving structural change, alteration, restoration or rebuilding and estimated (by Tenant) to cost more than $1,000,000 shall be undertaken until detailed plans and specifications have first been submitted to and approved by Landlord, which approval will not be unreasonably withheld or delayed.

B.                 No structural Work involving an estimated (by Tenant) cost of more than $1,000,000 and no Work involving an estimated (by Tenant) cost of more than $3,000,000 shall be undertaken except under the supervision of an architect or engineer who shall have been approved by Landlord, which approval will not be unreasonably withheld or delayed.

C.            All Work shall be commenced only after all required municipal and other governmental permits and authorizations and all authorizations required by the Operative Documents have been obtained (Landlord agreeing to join in any application therefor, at Tenant’s expense, whenever necessary) and shall be done in a good and workmanlike manner and in substantial compliance with the Operative Documents, the other Existing Encumbrances, applicable building and zoning laws and all other applicable laws, ordinances, regulations and requirements of all federal, state and municipal governmental agencies, and in substantial accordance with the requirements of any insurer. The Work shall be prosecuted with reasonable dispatch, subject to unavoidable delays. At all times when any Work is in progress, Tenant shall maintain or cause to be maintained (i) adequate workers’ compensation insurance covering all persons employed in connection with the Work and with respect to whom death or injury claims could be asserted against Landlord, Tenant or the Demised Premises, and (ii) for the mutual benefit of Tenant and Landlord, commercial general liability insurance against all hazards, including liability assumed under contract such as under Section 15.1, to limits of not less than those required for public liability insurance under Article IV. Such commercial general liability insurance shall be in addition to the insurance required under Article IV but may be effected by an appropriate endorsement, if obtainable, upon the insurance policy referred to in said Article IV. All policies of such insurance shall comply with the provisions of said Article IV.

Section 11.2. Disbursement of Deposit. All proceeds of insurance described in Sections 4.3 and 9.2, and the amount of any award which Landlord has agreed or is obligated, in Section 10.3, to pay to or at the direction of Tenant (referred to herein as the “Deposit”) shall be paid out or caused to be paid out by Landlord from time to time as the Work progresses upon the written request of Tenant (subject, however, to the prior rights of any party or parties under any of the Operative Documents). Tenant shall furnish Landlord at the time of final payment with an official search or other evidence reasonably satisfactory to Landlord that there has not been filed with respect to the Demised Premises any mechanic’s or other lien which has not been discharged of record, in respect of any work, labor, services or materials performed, furnished or supplied, in connection with the Work and that all of said materials have been purchased free and clear of any chattel mortgage or title retention or other security agreement. Upon submission of proof satisfactory to Landlord that the Work has been paid for in full, Landlord, subject to the provisions of Section 10.3, shall disburse to Tenant the balance of the Deposit, except that the balance of any award remaining after applying the same to the payment of any Work required shall be retained by Landlord.

ARTICLE XII. MECHANICS’ LIENS

Tenant shall not suffer or permit any mechanics’ or other liens to be filed against the Demised Premises or against Tenant’s leasehold interest therein by reason of work, labor, services or materials supplied or claimed to have been supplied to Tenant or anyone holding the Demised Premises or any part thereof through or under Tenant, and nothing contained in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any specific improvement, alteration or repair of the Demised Premises, nor as giving Tenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of any mechanics’ liens against the Demised Premises. Landlord shall have the right at all reasonable times to post and keep posted on the Demised Premises any notices that may be provided by law which Landlord may reasonably deem necessary or advisable for the protection of Landlord and the Demised Premises from mechanics’ liens. If any such mechanic’s lien shall at any time be filed against the Demised Premises, within sixty (60) days after the date of filing, Tenant shall cause the same to be discharged of record or bonded (at Tenant’s option). If Tenant shall fail to discharge or bond such mechanic’s lien within such period, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge such lien by paying the amount claimed to be due or by deposit in court or by bonding, and in any such event Landlord may compel the prosecution of an action for the foreclosure of such mechanic’s lien by the lienor and pay the amount of the judgment, if any, in favor of the lienor with interest, costs and allowances. Any reasonable amount so paid by Landlord, and all reasonable legal and other expenses of Landlord, including reasonable counsel fees, in defending any such action or in procuring the discharge of such lien, with all necessary disbursements in connection therewith, with interest thereon at the Default Rate from the date of payment, shall be repaid by Tenant to Landlord on demand. Notwithstanding the foregoing, Tenant at its expense may contest by appropriate legal proceedings, conducted in good faith and with due diligence the amount, validity or application in full or in part, of any lien referred to in this Article XII, provided that (a) neither the Demised Premises or any substantial part thereof would be in substantial danger of imminently being forfeited or lost in consequence of the enforcement of the contested lien, and (b) Tenant shall have furnished such security, if any, as may be required in the proceedings. Landlord covenants and agrees not to exercise any right or remedy prior to the final and unappealable resolution of any contest by Tenant, except as may be required of Landlord by any party to any of the Operative Documents in the exercise of such other party’s rights thereunder.

ARTICLE XIII. LANDLORD’S RIGHT TO ENTER PREMISES

Section 13.1. Entry for Emergencies, Inspection and Work. Subject to the limitations contained in this Section 13.1, Tenant agrees to permit Landlord and any authorized representatives of Landlord to enter the Demised Premises at all times during usual business hours upon at least 24 hours prior notice (or at any other time without notice in the case of an emergency), to inspect the same and if Landlord shall desire, but without implying any obligation on Landlord to do so, to make any repairs reasonably deemed necessary or desirable by Landlord and to perform any work in the Demised Premises reasonably deemed necessary by Landlord to comply with any laws, ordinances, orders, regulations or requirements of any governmental authority. No work performed by or on behalf of Landlord permitted pursuant to this Section 13.1 shall unreasonably interfere with, inconvenience, annoy or disturb Tenant’s business. During the progress of any such work, Landlord may keep and store upon the Demised Premises all necessary materials, tools and equipment provided that doing so will not unreasonably interfere with, inconvenience, annoy or disturb Tenant’s business. Landlord shall be liable for unreasonable inconvenience, annoyance, disturbance, loss of business or other damage to Tenant by reason of the performance of any such work or of bringing and/or storing materials, supplies and equipment into, through or on the Demised Premises during the course thereof.

Section 13.2. Entry for Sale, Leasing or Mortgaging. Tenant agrees to permit Landlord and any authorized representatives of Landlord to enter the Demised Premises at all times during usual business hours to exhibit the same for the purpose of sale or mortgage and, during the last six (6) months of the Lease Term, for the purpose of lease.

Section 13.3. Entry under Operative Documents. Any party to any of the Operative Documents (other than Landlord) which has the right under the Operative Documents to enter the Demised Premises or perform any work in the Demised Premises shall be permitted by Tenant to so enter or perform work in accordance with the Operative Documents.

ARTICLE XIV. ASSIGNMENT AND SUBLETTING

Section 14.1. Approved Assignment. Landlord agrees that Tenant may, unless expressly prohibited by a provision of the Operative Documents, assign this Lease or sublease the Demised Premises, respectively, or any right or interest therein, without Landlord’s written consent to any subsidiary or affiliate of Tenant or of Tenant’s parent (collectively, “Approved Assignee”). In the event of any such assignment or transfer, Tenant herein named (and, in case of any subsequent transfer, the transferor) shall be automatically released and relieved from and after the date of such assignment or transfer of all personal liability as respects the performance of any covenants or agreements on the part of Tenant contained in this Lease thereafter to be performed (including, but not limited to, the agreement described in Section 2.2 pertaining to the Operative Documents), and provided further that upon any such permitted assignment or transfer, the assignee or transferee shall be deemed to have assumed all of the covenants, agreements and conditions in this Lease contained to be performed on the part of Tenant, it being intended hereby that the covenants and agreements contained in this Lease on the part of Tenant shall, subject as aforesaid, be binding on Tenant, its successors and assigns, only during and in respect of their respective successive periods of ownership.

Section 14.2. General Prohibition on Assignments and Transfers. Except for as provided in Section 14.1 above, Tenant shall not assign or transfer this Lease or any interest therein without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion.

ARTICLE XV. LIABILITIES

Section 15.1. Indemnification by Tenant of Landlord. Tenant agrees to indemnify and save harmless Landlord against and from any and all claims by or on behalf of any persons, firms or corporations, arising from the conduct or management of, or from any work or thing whatsoever done by Tenant in or about the Demised Premises during the Lease Term, and will further indemnify and save Landlord harmless against and from any and all claims arising during the Lease Term from any condition of the Demised Premises, or any street, curb or sidewalk adjoining the Demised Premises, or arising from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease during the Lease Term, or arising from any act or omission, if the result of negligence of Tenant, or any of its agents, contractors, servants, employees or licensees, or arising from any accident, injury or damage whatsoever caused to any person, firm or corporation occurring during the Lease Term, in or about the Demised Premises, or upon or under the sidewalks and the land adjacent thereto, or any claim based on strict or vicarious liability in tort or otherwise, and from and against all reasonable costs, counsel fees, expenses and liabilities incurred in or about any such claim or action or proceeding brought thereon; and in case any action or proceeding be brought against Landlord by reason of any such claim Tenant, upon notice from Landlord, covenants to resist or defend such action or proceeding.

Section 15.2. Indemnification by Landlord of Tenant. Landlord shall defend, indemnify and save and hold Tenant harmless from and against any and all liabilities, obligations, losses, damages, claims, demands, costs and expenses, including reasonable attorneys’ fees and court costs (but specifically excluding any punitive, incidental, consequential, indirect, special and exemplary damages and Landlord shall have no liability for said types of damages), incurred by Tenant and arising directly or indirectly from or out of the negligent, reckless, or intentional acts of Landlord or its agents, contractors, materialmen, or suppliers alleged to have happened on or about the Demised Premises. Landlord’s indemnity obligations under this Section 15.2 arising prior to the expiration or earlier termination of the Lease Term shall survive any such expiration or termination of this Lease.

Section 15.3. Representation by Landlord to Tenant. Landlord hereby represents to Tenant that this Lease constitutes the legal, valid and binding obligation of Landlord, enforceable against Landlord in accordance with its terms. Tenant is fully familiar with the physical condition of the Demised Premises and every part thereof. Except for the representations and warranties of Landlord in this Section 15.3, Landlord has made no representations of whatever nature in connection with the condition of the Demised Premises or any part thereof, and Landlord shall not be liable for any latent or patent defects therein.

Section 15.4. Net Lease. This Lease shall be deemed and construed to be an absolutely net lease, and in no circumstances and under no conditions, whether now existing or hereafter arising, or whether within or beyond the present contemplation of the parties, shall Landlord be required to make any payment of any kind whatsoever or be under any other obligation or liability hereunder, except as herein expressly set forth, nor shall any rent due hereunder be subject to deduction or set-off on account of taxes, insurance premiums, utility charges, debt service, ground rents or other charges.

Section 15.5. Independent Obligations of Tenant. The covenants and agreements of Tenant hereunder shall be separate obligations independent of Landlord’s covenants and agreements and shall continue unaffected unless such obligations are affected or modified or terminated pursuant to an express provision of this Lease.

Section 15.6. Survival. The obligations of Tenant under this Article XV shall survive the expiration or earlier termination of this Lease, subject to the terms of Article 14.

ARTICLE XVI. DEFAULTS AND REMEDIES

Section 16.1. Bankruptcy Defaults by Tenant. If Tenant shall (a) apply for or consent to the appointment of a receiver, trustee or liquidator of Tenant or of all or a substantial part of its assets, (b) file a voluntary petition in bankruptcy, or admit in writing its inability to pay its debts as they come due, (c) make a general assignment for the benefit of creditors, (d) file a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, or (e) file an answer admitting the material allegations of a petition filed against Tenant in any bankruptcy, reorganization or insolvency proceeding, or if an order, judgment or decree shall be entered by any court of competent jurisdiction adjudicating Tenant a bankrupt or insolvent or approving a petition seeking reorganization of Tenant or appointing a receiver, trustee or liquidator of Tenant or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of ninety (90) consecutive days, then, in any of such events, Landlord may give to Tenant a notice of intention to end the Lease Term, specifying a day not earlier than five (5) days thereafter, and upon the giving of such notice the Lease Term and all right, title and interest of Tenant hereunder shall expire as fully and completely on the day so specified as if that day were the date herein specifically fixed for the expiration of the Lease Term, but Tenant shall remain liable as hereinafter provided.

Section 16.2. Other Defaults by Tenant. If (a) Tenant shall make default in fulfilling any of the covenants of this Lease (other than the covenant for the payment of Monthly Rent Amounts), or (b) the Demised Premises are used in violation of Section 1.5, except during a period of governmental occupancy referred to in Section 10.5, or (c) the Demised Premises shall be abandoned for a period of thirty (30) or more consecutive days, Landlord may give Tenant notice of any such default or of the happening of any such contingency, and if, at the expiration of thirty (30) days after the giving of such notice, the default or the happening of the contingency upon which said notice was based shall continue to exist, or in the case of a default which cannot with due diligence be cured within a period of thirty (30) days, if Tenant fails to proceed promptly after the giving of such notice to commence to cure the same and thereafter to prosecute the curing of such default with due diligence (it being intended that in connection with such a default not susceptible of being cured with due diligence within thirty (30) days, the time within which Tenant may cure the same shall be extended for such period as may be necessary to complete the curing with due diligence), Landlord may give to Tenant a notice of intention to end the Lease Term, specifying a day not earlier than thirty (30) days thereafter, and upon the giving of such second notice the Lease Term and all right, title and interest of Tenant hereunder shall expire as fully and completely on the day so specified as if that day were the date herein specifically fixed for the expiration of the Lease Term, but Tenant shall remain liable as hereinafter provided. Notwithstanding any provision of this Lease to the contrary, Landlord specifically agrees that the suspension or cessation of Tenant’s business operations at the Demised Premises shall not constitute a breach, default or event of default under this Lease.

Section 16.3. Remedies of Landlord. If Tenant shall default in the performance of any of its obligations under this Lease beyond the applicable cure period in Section 16.2, or if this Lease shall terminate as in Section 16.1 or Section 16.2 provided, Landlord or Landlord’s agents and servants may immediately or at any time thereafter reenter the Demised Premises and remove all persons and all or any property therefrom, either by summary dispossess proceedings or by any suitable action or proceeding at law or by force or otherwise, without being liable to indictment, prosecution or damages therefor, and repossess and enjoy the Demised Premises together with all alterations, improvements and additions. If this Lease shall terminate as provided in Section 16.1 or Section 16.2, or in the event of the termination of this Lease by summary dispossess proceedings or under any provision of law now or at any time hereafter in force by reason of or based upon or arising out of a default under or breach of this Lease on the part of Tenant, or upon Landlord recovering possession of the Demised Premises in the manner or in any of the circumstances hereinbefore mentioned or in any other manner or circumstances whatsoever, whether with legal proceedings, by reason of or based upon or arising out of a default under or breach of this Lease on the part of Tenant, Landlord may, at its option, at any time and from time to time relet the Demised Premises, or any part or parts thereof, for the account of Tenant or otherwise, and receive and collect the rents therefor, applying the same first to the payment of such reasonable expenses, commissions and charges as Landlord may have paid or incurred, including reasonable legal expenses and attorneys’ fees, in recovering possession of the Demised Premises, in putting the same in good order and condition, in preparing or altering the same for reletting or in or about reletting the Demised Premises, and then to the fulfillment of the covenants of Tenant hereunder. Any such reletting herein provided for may be for the remainder of the Lease Term as originally provided in this Lease, or for a longer or shorter period. In any such case and whether or not the Demised Premises, or any part thereof, be relet, Tenant shall pay to Landlord the Monthly Rent Amounts and all other charges required to be paid by Tenant up to the time of such termination of this Lease, or of such recovery of possession of the Demised Premises by Landlord, as the case may be, and thereafter, except in a case in which the liability of Tenant as hereinafter provided arises by reason of the termination of this Lease under Section 16.1, Tenant covenants and agrees, if required by Landlord, to pay to Landlord until the end of the Lease Term (which, for the purposes of this Section 16.3, shall be determined as if Tenant would not exercise any remaining options to extend the Lease Term), the equivalent of the amount of all the Monthly Rent Amounts reserved herein and all other charges required to be paid by Tenant, less the net avails of reletting, if any, and the same shall be due and payable by Tenant to Landlord on the date specified in Section 1.4, that is to say, upon the date that the Monthly Rent Amounts are due, Tenant shall pay to Landlord the amount of the deficiency then existing. In any case of the character described in the immediately preceding sentence, Landlord may (provided that the same is not prohibited by applicable law), instead of holding Tenant liable as in such sentence provided, forthwith to recover from Tenant, as damages for loss of the bargain and not as a penalty, an aggregate sum which at the time of such termination of this Lease or of such recovery of possession of the Demised Premises, as the case may be, represents the then present value, computed using a per annum discount rate of six percent (6%) in excess of the Prime Rate in effect on the date of the termination of this Lease, compounded annually, of the excess, if any, of (a) the amount of the Monthly Rent Amounts that would have accrued for the balance of the Lease Term (which, for the purposes of this Section 16.3, shall be determined as if Tenant would not elect to exercise any remaining options to extend the Lease Term) over (b) the aggregate rental value of the Demised Premises for the balance of such Lease Term (which, for the purposes of this Section 16.3, shall be determined as if Tenant would not elect to exercise any remaining options to extend the Lease Term). Notwithstanding the foregoing to the contrary, the maximum amount payable to Landlord for the damages described in the preceding sentence shall not exceed the greatest amount to which Landlord would be entitled under applicable law.

Section 16.4. Landlord’s Damages. If this Lease shall terminate as a result of any contingency described in Section 16.1, whether or not terminated by Landlord, Landlord shall be entitled, notwithstanding any other provision of this Lease or any present or future law, to recover from Tenant, as damages for loss of the bargain and not as a penalty, an aggregate sum which at the time of such termination of this Lease represents the then present value, calculated in the manner set forth in Section 16.3, of the excess, if any, of (a) the amount of the Monthly Rent Amounts that would have accrued for the balance of the Lease Term (which, for the purposes of this Section 16.4, shall be determined as if Tenant would not elect to exercise any remaining options to extend the Lease Term) over (b) the aggregate rental value of the Demised Premises for the balance of such Lease Term (which, for the purposes of this Section 16.4, shall be determined as if Tenant would not elect to exercise any remaining options to extend the Lease Term), unless any statute or rule of law governing the proceeding in which such damages are to be proved shall limit the amount of such claim capable of being so proved, in which case Landlord shall be entitled to prove as and for liquidated damages by reason of such breach and termination of this Lease, the lesser of (i) the amount to which Landlord would be entitled under the other applicable provisions of this Lease, and (ii) the maximum amount which may be allowed by or under any such statute or rule of law.

ARTICLE XVII. MISCELLANEOUS

Section 17.1. Severability. If any covenant, agreement or condition of this Lease or the application thereof to any person, firm or corporation or to any circumstance, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such covenant, agreement or condition to persons, firms or corporations or to circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Each covenant, agreement or condition of this Lease shall be valid and enforceable to the fullest extent permitted by law.

Section 17.2. Notices. All notices, demands and requests which may or are required to be given by either party to the other shall be in writing and shall be deemed given the earlier of the date actually received by the addressee or the day after being sent by United States registered or certified mail, return receipt requested, or nationally recognized courier service, (a) if for Landlord, addressed to Landlord at the Landlord Notice Address or at such other place as Landlord may designate by notice to Tenant, or (b) if for Tenant, addressed to Tenant at the Tenant Notice Address or at such other place as Tenant may from time to time designate by notice to Landlord.

Section 17.3. Quiet Enjoyment. Landlord covenants and agrees that Tenant upon paying the Monthly Rent Amounts and all other charges herein provided for and performing and fulfilling the covenants, agreements and conditions of this Lease on Tenant’s part to be performed and fulfilled, shall lawfully and quietly hold, occupy and enjoy the Demised Premises during the Lease Term without hindrance or molestation by Landlord or any person or persons claiming under Landlord, subject, however, to the matters herein set forth.

Section 17.4. Limitation of Landlord’s Liability. The term “Landlord” as used in this Lease, so far as covenants or agreements on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners of Landlord’s interest in this Lease at the time in question, and in the event of any transfer or transfers of such interest, except a transfer by way of security, Landlord herein named (and in case of any subsequent transfer, the transferor) shall be automatically released and relieved from and after the date of such transfer of all personal liability as respects the performance of any covenants or agreements on the part of Landlord contained in this Lease thereafter to be performed, provided that any funds in the hands of such Landlord or the transferor at the time of such transfer in which Tenant has an interest or which are being held pursuant to this Lease, shall be turned over to the transferee and any amount then due and payable to Tenant by Landlord or the transferor under any provision of this Lease shall be paid to Tenant, and provided further that upon any such transfer, the transferee shall be deemed to have assumed, subject to the limitation of this Section 17.4, all of the covenants, agreements and conditions in this Lease contained to be performed on the part of Landlord, it being intended hereby that the covenants and agreements contained in this Lease on the part of Landlord shall, subject as aforesaid, be binding on Landlord, its successors and assigns, only during and in respect of their respective successive periods of ownership.

Section 17.5. Estoppel Certificate by Tenant. Tenant agrees that at any time and from time to time upon request by Landlord, Tenant will execute, acknowledge and deliver to Landlord a statement in writing certifying (a) that this Lease is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified and identifying the modifications), (b) the dates to which the Monthly Rent Amounts and other charges have been paid, and (c) that, to Tenant’s actual knowledge without investigation or inquiry, Landlord is not in default under any provisions of this Lease other than those, if any, specifically set forth in such instrument.

Section 17.6. Cumulative Remedies. The specified remedies to which Landlord and Tenant may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord or Tenant may be lawfully entitled in case of any breach or threatened breach by the other party of any covenant, agreement or condition of this Lease.

Section 17.7. No Waiver. The failure of Landlord or Tenant to insist in any one or more cases upon the strict performance or observance of any of the covenants, agreements or conditions of this Lease or to exercise any option herein contained shall not be construed as a waiver or a relinquishment for the future of such covenant, agreement, condition or option. A receipt by Landlord of rent with knowledge of the breach of any covenant, agreement or condition hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any covenant, agreement or condition of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord.

Section 17.8. Modifications of Lease. This Lease cannot be changed orally, but only by agreement in writing signed by the party against whom or against whose successors and assigns enforcement of the change is sought.

Section 17.9. Application of Tenant Deposits. In the event of any default by Tenant under this Lease, Landlord is authorized at Landlord’s option, to apply any moneys deposited by or for the account of Tenant under any provision of this Lease on account of such default. Tenant shall not be entitled to interest on any moneys so deposited.

Section 17.10. Successors and Assigns. This Lease is for the sole benefit of Landlord, its successors and assigns, and Tenant, its successors and assigns, subject to the provisions of Article XIV, and is not for the benefit of any third party.

Section 17.11. Recordation. Upon the request of either party, Landlord and Tenant will execute and deliver a short form of this Lease for record. Such short form shall not modify the terms of this Lease and shall not contain the rent or any other financial terms. Notwithstanding the execution, delivery and recording of such short form, the relations between Landlord and Tenant shall be governed by the provisions of this Lease and not by the short form. This Lease shall not be made a matter of public record.

Section 17.12. Priority. Any mortgage or deed of trust covering the Demised Premises, or any part thereof, that is not an Existing Encumbrance shall be subject and subordinate to this Lease, unless Landlord, in its sole discretion and upon written notice to Tenant, elects that the Lease and the rights of Tenant hereunder be subject and subordinate to the lien of any mortgage or deed of trust hereafter placed upon, affecting or encumbering the Demised Premises or any part thereof.

Section 17.13. Covenants as Conditions. All of the covenants of the parties hereunder shall be deemed and construed to be “conditions” as well as “covenants” as though the words specifically expressing or importing covenants and conditions were used in each separate instance.

Section 17.14. Captions. The captions in this Lease and the exhibits to this Lease are for convenience and reference only and in no way define, limit, describe or enhance the scope or intent of this Lease nor in any way affect this Lease.

Section 17.15. Number and Gender. Whenever used within this Lease, the singular may be read as plural, or vice versa, and masculine, feminine and neuter may be read as one another, where the context requires that the terms be read as such.

Section 17.16. Applicable Law. This Lease shall be construed and enforced in accordance with the laws of the United States of America and the State of Ohio.

Section 17.17. Exhibits. All Exhibits to this Lease are hereby incorporated into and made part of this Lease.

Section 17.18. Intercompany Lease. LANDLORD AND TENANT ACKNOWLEDGE AND AGREE THAT THIS IS AN INTERCOMPANY LEASE AGREEMENT BETWEEN RELATED PARTIES. THIS LEASE AND THE TERMS AND CONDITIONS CONTAINED HEREIN SHALL ONLY BE APPLICABLE AS TO LANDLORD, TENANT, AND ANY APPROVED ASSIGNEE, AS EACH ARE RELATED PARTIES.

[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE TO INTERCOMPANY LEASE]

LANDLORD:

QGC Landholdings, LLC,
an Ohio limited liability company

By:	/s/ Michael Langhammer
Print Name:	Michael Langhammer
Title:	Member

STATE OF OHIO	)
)
COUNTY OF BUTLER	)

The foregoing instrument was acknowledged before me, a notary public, this 30th____ day of September 2022, by Michael Langhammer_________________________________, the Member________________________, of QGC Landholdings, LLC, an Ohio limited liability company, on behalf of the limited liability company. This is an acknowledgment certificate. No oath or affirmation was administered to the signer with regard to the notarial act.

/s/ Dennis Horn
Notary Public
My commission expires:	January 11, 2026

[SIGNATURE PAGE TO INTERCOMPANY LEASE]

TENANT:

Quality Gold, Inc.,
an Ohio corporation

By:	/s/ Jason Langhammer
Print Name:	Jason Langhammer
Title:	COO

STATE OF OHIO	)
)
COUNTY OF BUTLER	)

The foregoing instrument was acknowledged before me, a notary public, this 30th____ day of September     2022, by Jason Langhammer__________________________________, the COO____________________________, of Quality Gold, Inc., an Ohio corporation, on behalf of the corporation. This is an acknowledgment certificate. No oath or affirmation was administered to the signer with regard to the notarial act.

/s/ Dennis Horn
Notary Public
My commission expires:	January 11, 2026

Exhibit A

Depiction of Demised Premises

[Attached]

7,025 s.f.
MEZZANINE PLAN
7,262 s.f.
SECOND FLOOR PLAN
118,747 s.f.
bridge above
RAMP UP
1111 s.f.
MEZZANINE PLAN
848 s.f.
MEZZANINE PLAN
2,979 s.f.
MEZZANINE PLAN
4,019 s.f.
MEZZANINE PLAN
FIRST FLOOR PLAN
APPLICABLE BUILDING CODE
LOCATION
USE GROUP (EXISTING BUILDING)
TYPE OF CONSTRUCTION
OCCUPANT LOAD
AREA CALCULATIONS
EXIST. FIRST FLOOR AREA: 118,747 S.F.
EXIST. SECOND FLOOR AREA: 7,262 S.F.
MEZZANINE W/CONC. FLOOR: 7,873 S.F.
TOTAL MEZZANINE AREA: 15,982 S.F.
QUALITY GOLD
KBA, Incorporated

UNOCCUPIED SPACE-
FUTURE TENANT "B" USE
FIELD #1
FIELD #2
FIELD #3
FIELD #4
FIELD #5
WAREHOUSE
ATHLETICS
pallet storage

MAIN EVENT CAPACITY
MAIN LEVEL BLEACHER SEATING = 120 OCCUPANTS
MAIN LEVEL TABLE SEATING = 60 OCCUPANTS
WORK OUT AREA = 1188 S.F.
@ 1 occ / 50 S.F. = 24 OCCUPANTS
CONCESSION AREA = 506 S.F.
@ 1 occ / 200 S.F. = 2 OCCUPANTS

MEZZANINE BLEACHER SEATING = 80 OCCUPANTS
MEZZANINE TABLE SEATING = 16 OCCUPANTS

TOTAL OCCUPANT LOAD: 307 OCCUPANTS
TOTAL EXIT CAPACITY: 216 INCHES @ .15"/OCCUPANT = 1440 OCCUPANTS

EGRESS PLAN
SCALE: 1/16" = 1'-0"

MEZZANINE PLAN
SCALE: 1/16" = 1'-0"

KBA ARCHITECTS INC

KBA, INCORPORATED
EASTGATE PROFESSIONAL OFFICE PARK
4357 FERGUSON DR., STE 200
CINCINNATI, OHIO 45245
VOICE: 513 / 752 • 7800
FAX: 513 / 752 • 7833
E-MAIL: KBA@KBAinc.COM

SHEET CONTENTS:
EGRESS PLAN

Proposed Facility For:
QUALITY GOLD
Quality Boulevard
Fairfield, Ohio

REV.	DATE	CK'D
1	4/14/06 BLDG DEPT.	
2	7/7/06 GEN REVS	
3	11/6/06-EGRESS REVS	

Drawn By: Checked:

© KBA Incorporated 2006

STATE OF OHIO
WILLIAM NORMAN SCHALK
10478
REGISTERED ARCHITECT

All Rights Reserved

Date: 10/20/06 Job No.: 0597

EG1
of

Exhibit B

Legal Description of Real Property

500 Quality Blvd, Fairfield, OH (Auditor’s Parcel No.: A0700-151-000-037)

SITUATED IN THE CITY OF FAIRFIELD, COUNTY OF BUTLER, STATE OF OHIQ, BEING LOT NUMBERED 12991, BEING A REPLAT OF PART OF LOT NUMBER 7301, LOT NUMBERED 12630, FAIRFIELD COMMERCE CENTER WEST SECTION ONE, BLOCK "B” AND LOT NUMBERED 12633, FAIRFIELD COMMERCE CENTER WEST, SECTION 2, BLOCK “A”, AS RECORDED IN PLAT ENVELOPE 3169, PAGES A AND B OF THE SAID CITY OF FAIRFIELD, BUTLER COUNTY, OHIO,

530 Quality Boulevard, Fairfield, OH (Auditor’s Parcel No.: A0700-151-000-038)

Situated in Section 16, Town 2, Range 2, City of Fairfield, Butler County, Ohio and being a 2.000 acre tract of land in part of Lot #12992 as known and designated on the list of lots in said City of Fairfield and being further described as follows:

Beginning at the Southwest corner of aforementioned Lot #12992, said point being in the Easterly right-of-way line of Quality Boulevard;

thence	along said right-of-way line, North 17°13'23" West, 195.06 feet to a point witnessed by a set mag nail in the centerline of aforementioned Quality Boulevard at South 72°46'37" West, 30.00 feet;
thence	leaving said right-of-way line, North 72°46'37" East, 466.94 feet to a set 5/8" iron pin in the boundary of aforementioned Lot #12992;
thence	along said boundary, South 01°52'56" West, 103.03 feet to an existing concrete monument;
thence	South 28°40'13" East, 99.69 feet;
thence	South 72°46'37" West, 453.01 feet to the point of beginning containing 87,111.96 square feet or 2.000 acres of land and being subject to all easements and right-of-ways of record.

The above description was prepared from a survey dated December 26, 2001 made by Todd K. Turner, Registered Surveyor #7684 in the State of Ohio.

The plat of which is recorded in Volume 42 , Page 33 , of the Butler County Engineer's Records.